Exhibit 99.1

FOR RELEASE, Tuesday, September 24, 2013	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2013 THIRD QUARTER RESULTS
Revenues Grow 29% to $549.0 Million; Net Income Increases to $27.3 Million or $.30 Per Share
Net Order Value Increases to $528.9 Million; Backlog Value Advances to $808.5 Million
LOS ANGELES (September 24, 2013) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its third quarter ended August 31, 2013. Highlights and developments include the following:
Three Months Ended August 31, 2013

•	Total revenues rose 29% to $549.0 million from $424.5 million for the year-earlier quarter, with year-over-year revenue growth in each of the Company’s homebuilding regions exceeding 25%.

◦	Homes delivered increased 6% from the third quarter of 2012 to 1,825 homes, representing the eighth consecutive quarter of year-over-year growth.

◦
The overall average selling price grew to $299,100, up $54,000 or 22% from the year-earlier quarter, extending the trend of year-over-year improvement to 13 consecutive quarters. The higher average selling price reflected the Company’s strategic repositioning initiatives and its continued emphasis on pricing discipline to drive profitability.

▪
The Company's ongoing initiatives include investing in higher-performing, choice locations in land constrained, growth markets that feature higher household incomes and demand for larger home sizes; and earning incremental revenues through lot premiums, options and upgrades.

▪
These strategies contributed significantly to each of the Company’s homebuilding regions reporting a double-digit increase in average selling price from the year-earlier quarter. Average selling price increases ranged from 15% in the Company’s Southeast homebuilding region to 28% in its Southwest homebuilding region.

•
The Company’s homebuilding operating income of $36.0 million more than tripled from $10.9 million for the year-earlier quarter. As a percentage of homebuilding revenues, operating income improved by 400 basis points to 6.6%, compared to 2.6% for the 2012 third quarter.

◦
The housing gross profit margin expanded by 150 basis points to 18.2% from 16.7% for the year-earlier quarter. The current quarter housing gross profit margin included a charge of $5.9 million associated with water intrusion-related repairs at certain of the Company’s communities in central and southwest Florida. In the third quarter of 2012, the housing gross profit margin included insurance recoveries of $16.5 million, which were partly offset by inventory impairment charges of $6.4 million.

▪
Excluding the above-mentioned charges and items, the Company’s adjusted housing gross profit margin expanded by 500 basis points to 19.3% for the current quarter from 14.3% for the year-earlier quarter.

◦
Selling, general and administrative expenses as a percentage of homebuilding revenues were 11.6%, improving by 250 basis points from 14.1% in the year-earlier quarter. The improved ratio reflected higher housing revenues, the Company’s ongoing focus on managing its overhead costs while positioning for future growth, and income associated with outstanding cash-settled equity-based compensation awards.

•
Interest expense of $11.3 million decreased from $23.1 million in the year-earlier quarter, reflecting the Company's substantial investments in land and land development, which resulted in an increase in the amount of inventory qualifying for interest capitalization in the current quarter, and the inclusion of an $8.3 million loss on the early extinguishment of debt in the 2012 third quarter.

•
The Company’s financial services operations generated pretax income of $2.4 million, compared to $4.4 million for the year-earlier quarter. The 2012 third quarter included income of $2.1 million associated with the wind down of a former mortgage banking joint venture.

•	Net income increased substantially to $27.3 million, or $.30 per diluted share, compared to net income of $3.3 million, or $.04 per diluted share, in the third quarter of 2012.

◦
The current quarter net income included an income tax benefit of $.7 million. In the year-earlier quarter, net income included an income tax benefit of $10.7 million primarily due to the resolution of a federal income tax audit.

Nine Months Ended August 31, 2013

•	Revenues totaled $1.48 billion, up 51% from $981.9 million for the year-earlier period.

•	Homes delivered increased 23% to 5,107 homes, up from 4,160 in the nine months ended August 31, 2012.

•	The overall average selling price of $287,900 was up 23% year over year from $234,100 in 2012.

•	Homebuilding operating income improved significantly to $45.1 million, compared to an operating loss of $35.8 million for the corresponding period of 2012.

◦
The substantial increase in the Company's homebuilding operating income reflected both the expansion in its housing gross profit margin and the improvement in its selling, general and administrative expense ratio.

•	The Company’s financial services operations posted pretax income of $7.0 million for the nine months ended August 31, 2013, compared to $7.8 million for the year-earlier period.

•	The Company’s net income of $11.8 million, or $.14 per diluted share, increased by $78.5 million from a net loss of $66.7 million, or $.86 per diluted share, for the nine months ended August 31, 2012.

◦	For the first time since 2006, the Company generated both homebuilding operating income and net income for the nine-month period ended August 31.
Backlog and Net Orders

•	Potential future housing revenues in backlog at August 31, 2013 increased to $808.5 million, up 9% from $744.7 million at August 31, 2012.

◦
The number of homes in the Company’s backlog was 3,039 at August 31, 2013 and 3,142 at August 31, 2012. The 3% decrease primarily reflected a 9% year-over-year decline in the Company’s third quarter net orders.

•	The overall value of 2013 third quarter net orders was $528.9 million, up 7% from $493.3 million in the year-earlier quarter.

◦	Three of the Company’s four homebuilding regions generated a year-over-year increase in net order value, ranging from 18% in its Central region to 37% in its Southeast region.

•
Reflecting its emphasis on margin expansion and value creation over sales pace, the Company generated 1,736 net orders in the third quarter of 2013, compared to 1,900 net orders in the year-earlier quarter.

◦
The third quarter cancellation rate as a percentage of gross orders was 33% in 2013, compared to 29% in 2012. As a percentage of beginning backlog, the third quarter cancellation rate was 27% in 2013 and 26% in 2012.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $424.9 million at August 31, 2013, compared to $580.9 million at May 31, 2013 and $567.1 million at November 30, 2012.

◦
The Company’s cash, cash equivalents and restricted cash at August 31, 2013 decreased by $155.9 million from the end of the 2013 second quarter primarily due to land and land development spending that resulted in inventory growth of $200.3 million during the same period.

▪
Reflecting land and land development investment activity during the quarter, the Company’s operating activities used net cash of $133.9 million, compared to $14.1 million of net cash provided in the third quarter of 2012.

▪	The Company had no borrowings outstanding under its $200 million unsecured revolving credit facility as of August 31, 2013.

•	Inventories increased to $2.23 billion at August 31, 2013 from $1.71 billion at November 30, 2012.

◦
The Company’s land and land development investments rose to $889.2 million for the nine months ended August 31, 2013 from $382.8 million for the year-earlier period, reflecting strategic investments made to promote profitable growth.

◦	The Company owned or controlled 55,877 lots at August 31, 2013, up 25% from 44,752 lots owned or controlled at November 30, 2012.

•
The Company’s debt balance of $1.94 billion at August 31, 2013 increased from $1.72 billion at November 30, 2012, primarily due to its public issuance of $230 million of convertible senior notes in the 2013 first quarter.

•
Stockholders’ equity increased to $498.0 million at August 31, 2013 from $376.8 million at November 30, 2012, mainly reflecting the Company’s public issuance of 6,325,000 shares of its common stock in the first quarter of 2013 and the net income generated for the nine months ended August 31, 2013.

Management Comments
“The momentum we have built in our business continued to fuel our financial performance in the third quarter as we generated strong revenue, net income and earnings per share results,” said Jeffrey Mezger, president and chief executive officer. “We are clearly seeing meaningful top-line and bottom-line benefits from our strategy of investing in attractive land positions across the country, primarily targeting locations with limited housing inventory and higher household incomes. With the goal of increasing our community count, net orders and deliveries, we are aggressively pursuing opportunities to invest in land and land development. In addition, by leveraging the core strengths of our operational business model, including enhancing gross profit margins and managing overhead costs, in combination with maintaining pricing discipline and optimizing the mix of first-time and move-up buyers of our Built to Order homes, we believe we will continue to produce healthy improvements in our financial results.”

“The fundamentals of the current housing recovery are firmly in place, supported by low inventory levels, an improving economy and positive demographic trends,” said Mezger. “Given these factors, we believe that the recent slower pace of the recovery caused by an uptick in mortgage interest rates is a temporary effect, and we expect to see steady upward demand for housing as consumers adjust to both higher rates and pricing. In balancing community count, sales pace and margin expansion in this environment, our revenues and net income improved substantially during the third quarter, while our net orders moderated. Nonetheless, we believe there is tremendous potential in our served markets and that we are well-positioned for future growth.”
Earnings Conference Call
The conference call on the third quarter 2013 earnings will be broadcast live TODAY at 9:00 a.m. Pacific Daylight Time, noon Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; decisions by lawmakers on federal fiscal policies, including those relating to taxation and government spending; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization, asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets as and by the time currently anticipated; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2013 and 2012
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2013	2012	2013	2012
Total revenues	$1,478,599	$981,914	$548,974	$424,504
Homebuilding:
Revenues	$1,470,404	$974,055	$545,800	$421,555
Costs and expenses	(1,425,296)	(1,009,873)	(509,837)	(410,688)
Operating income (loss)	45,108	(35,818)	35,963	10,867
Interest income	629	363	193	117
Interest expense	(41,073)	(53,815)	(11,326)	(23,060)
Equity in income (loss) of unconsolidated joint ventures	(1,658)	(37)	(656)	278
Homebuilding pretax income (loss)	3,006	(89,307)	24,174	(11,798)
Financial services:
Revenues	8,195	7,859	3,174	2,949
Expenses	(2,235)	(2,237)	(764)	(709)
Equity in income (loss) of unconsolidated joint ventures	1,081	2,208	(6)	2,119
Financial services pretax income	7,041	7,830	2,404	4,359
Total pretax income (loss)	10,047	(81,477)	26,578	(7,439)
Income tax benefit	1,800	14,800	700	10,700
Net income (loss)	$11,847	$(66,677)	$27,278	$3,261
Basic earnings (loss) per share	$.14	$(.86)	$.32	$.04
Diluted earnings (loss) per share	$.14	$(.86)	$.30	$.04
Basic average shares outstanding	82,261	77,107	83,714	77,127
Diluted average shares outstanding	84,289	77,107	94,047	77,358

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31, 2013	November 30, 2012
Assets
Homebuilding:
Cash and cash equivalents	$383,314	$524,765
Restricted cash	41,631	42,362
Receivables	72,345	64,821
Inventories	2,229,720	1,706,571
Investments in unconsolidated joint ventures	126,549	123,674
Other assets	101,247	95,050
	2,954,806	2,557,243
Financial services	10,035	4,455
Total assets	$2,964,841	$2,561,698

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$146,147	$118,544
Accrued expenses and other liabilities	380,766	340,345
Mortgages and notes payable	1,937,057	1,722,815
	2,463,970	2,181,704
Financial services	2,865	3,188
Stockholders’ equity	498,006	376,806
Total liabilities and stockholders’ equity	$2,964,841	$2,561,698

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2013 and 2012
(In Thousands — Unaudited)

	Nine Months		Three Months
	2013	2012	2013	2012
Homebuilding revenues:
Housing	$1,470,404	$974,055	$545,800	$421,555
Land	—	—	—	—
Total	$1,470,404	$974,055	$545,800	$421,555

	Nine Months		Three Months
	2013	2012	2013	2012
Costs and expenses:
Construction and land costs
Housing	$1,232,644	$836,229	$446,381	$351,356
Land	—	—	—	—
Subtotal	1,232,644	836,229	446,381	351,356
Selling, general and administrative expenses	192,652	173,644	63,456	59,332
Total	$1,425,296	$1,009,873	$509,837	$410,688

	Nine Months		Three Months
	2013	2012	2013	2012
Interest expense:
Interest incurred	$102,256	$89,274	$34,345	$31,257
Loss on early extinguishment of debt	—	10,278	—	8,275
Interest capitalized	(61,183)	(45,737)	(23,019)	(16,472)
Total	$41,073	$53,815	$11,326	$23,060

	Nine Months		Three Months
	2013	2012	2013	2012
Other information:
Depreciation and amortization	$5,216	$3,297	$1,889	$1,169
Amortization of previously capitalized interest	62,943	48,909	22,672	21,215

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2013 and 2012
(Unaudited)

	Nine Months		Three Months
	2013	2012	2013	2012
Average sales price:
West Coast	$450,100	$377,200	$480,400	$383,100
Southwest	232,100	185,400	244,500	191,600
Central	194,100	165,500	204,200	167,300
Southeast	230,400	199,800	241,900	210,200
Total	$287,900	$234,100	$299,100	$245,100

	Nine Months		Three Months
	2013	2012	2013	2012
Homes delivered:
West Coast	1,658	1,180	555	541
Southwest	545	513	194	186
Central	1,965	1,723	757	700
Southeast	939	744	319	293
Total	5,107	4,160	1,825	1,720

	Nine Months		Three Months
	2013	2012	2013	2012
Net orders:
West Coast	1,544	1,547	427	658
Southwest	568	523	180	154
Central	2,364	2,212	743	765
Southeast	1,093	864	386	323
Total	5,569	5,146	1,736	1,900

	August 31, 2013		August 31, 2012
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	570	$276,031	830	$327,528
Southwest	206	48,646	213	40,727
Central	1,548	315,900	1,507	251,900
Southeast	715	167,906	592	124,589
Total	3,039	$808,483	3,142	$744,744

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Nine Months and Three Months Ended August 31, 2013 and 2012
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Nine Months		Three Months
	2013	2012	2013	2012
Housing revenues	$1,470,404	$974,055	$545,800	$421,555
Housing construction and land costs	(1,232,644)	(836,229)	(446,381)	(351,356)
Housing gross profits	237,760	137,826	99,419	70,199
Add: Inventory impairment and land option contract abandonment charges	284	22,912	—	6,403
Water intrusion-related charges	23,478	—	5,931	—
Less: Warranty adjustments	—	(11,162)	—	—
Insurance recoveries	—	(26,534)	—	(16,534)
Adjusted housing gross profits	$261,522	$123,042	$105,350	$60,068
Housing gross profit margin as a percentage of housing revenues	16.2%	14.1%	18.2%	16.7%
Adjusted housing gross profit margin as a percentage of housing revenues	17.8%	12.6%	19.3%	14.3%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairment and land option abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries.